Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 (expected to be filed with the Securities and Exchange Commission on or about October 5, 2012) of Jammin Java Corp. (the “Company”) of our report dated May 14, 2012 relating to our audit of the Company’s January 31, 2012 financial statements appearing in this Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California

October 5, 2012